UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Show Me Ethanol, LLC
(Name of Registrant as Specified In Its Charter)

_____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Show Me Ethanol, LLC
P.O. Box 9, 26530 E. Hwy 24
Carrollton, MO 64633
(660) 542-6493

NOTICE OF ANNUAL MEETING OF MEMBERS

To Our Members:

You are cordially invited to attend the annual meeting of members of Show Me Ethanol, LLC, a Missouri limited liability company (the “Company”), to be held on [Saturday], June 6, 2009 at [10 a.m.], Central Time, at the Rupe Center in Carrollton, Missouri located at 710 Harvest Hill Dr, for the following purposes:

1.
To elect, by vote of the eligible members owning the Company’s class A units (the “Class A Units”), one manager to serve on the Company’s Board of Managers until the annual meeting of members to be held in 2012;

2.
To approve, by vote of all eligible members, an amendment to the definition of “Super Majority in Interest” in the Company’s Operating Agreement to reduce the number of votes necessary for passage of certain actions from 81% to 70% of all members’ Percentage Interests and to reduce the required votes by the Board of Managers from 9 to 8;

3.	To ratify, by vote of all eligible members, the selection of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

A proxy statement describing the matters to be considered at the annual meeting is attached to this notice.  The Board of Managers has fixed the close of business on May [20], 2009 as the record date for determination of members entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof.

By Order of the Board of Managers

/s/ David Durham
Chairman of the Board

Carrollton, Missouri
May [26], 2009

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  YOUR VOTE IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

SHOW ME ETHANOL, LLC
P.O. Box 9, 26530 E. Hwy 24
Carrollton, MO 64633
(660) 542-6493

PROXY STATEMENT
ANNUAL MEETING OF MEMBERS
To Be Held June 6, 2009

To Our Members:

The Board of Managers of Show Me Ethanol, LLC a Missouri limited liability company (“Show Me Ethanol” or the “Company”), is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of members to be held on June 6, 2009 at [10] a.m., Central Time, at the Rupe Center in Carrollton, Missouri located at 710 Harvest Hill Dr (the “Annual Meeting”). This proxy statement, the accompanying proxy card and the notice of annual meeting are being provided to members beginning on or about [May 26], 2009.

GENERAL INFORMATION

Record Date and Voting Rights

Holders of Show Me Ethanol’s class A membership units (the “Class A Units”), at the close of business on May [20], 2009, the record date, are entitled to notice of, and to vote on, Proposal 1 at the Annual Meeting.  Holders of class B membership units and class C membership units are not entitled to vote on Proposal 1.  Each holder of Class A Units is entitled to vote such member’s Percentage Interest (as defined in the Company’s Operating Agreement) of the Company held as of the record date.  Members should have received a statement from the Company in April 2009 stating the Percentage Interest for voting purposes owned by such member.

Holders of Show Me Ethanol’s class A, B and C membership units on May [20], 2009, the record date, are all entitled to notice of, and to vote at, the Annual Meeting on proposals 2 and 3.  Each member is entitled to vote such member’s Percentage Interest for voting purposes of the Company held as of the record date.

As of the record date, Show Me Ethanol has 1498 Class A Units outstanding, owned by 550 members.  Class A Units represent 100% of all Percentage Interests eligible to vote on Proposal 1 and 67.64344% of all Percentage Interests eligible to vote on Proposals 2 and 3.  Ray-Carroll County Grain Growers, Inc. owns all 422 issued class B membership units issued by the Company, representing 22.04697% of all Percentage Interests eligible to vote on Proposals 2 and 3.  Central Missouri Biofuels LLC owns all 213 issued class C membership units issued by the Company, representing 10.30959% of all Percentage Interests eligible to vote on Proposals 2 and 3.

Voting of Proxies

With respect to Proposal 1:

If a holder of Class A Units does not vote for any nominee or votes for more than one nominee, such holder’s proxy will not be voted, and such holder will have been deemed to have abstained on the matter.

The management and the Board of Managers know of no matters to be brought before the Annual Meeting other than as set forth herein. To date, Show Me Ethanol has not received any member proposals.  If any other matter of which the management and Board of Managers are not now aware is properly presented to the members for action, it is the intention of the proxy holders to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

With respect to Proposals 2 and 3:

If you are not planning on attending the Annual Meeting to vote your Percentage Interest in person, your Percentage Interest cannot be voted until a signed proxy card is returned to the Company.

The Percentage Interest of each member represented by properly executed proxies received in time for the Annual Meeting will be voted in accordance with the choices specified in the proxies.  Unless contrary instructions are indicated on the proxy:

•	the percentage interest will be voted FOR the amendment to the Operating Agreement;

•	the percentage interest will be voted FOR the ratification of the selection of BKD, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2009.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right to vote in person should the member giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Company that the proxy is revoked, by presenting a later-dated proxy, or by attending the annual meeting and voting in person.

Solicitation of Proxies

The costs of this solicitation by the Board of Managers will be borne by the Company.  Proxy solicitations will be made by mail and also may be made by personal interview, telephone and facsimile transmission.  Nominees, trustees and other fiduciaries are requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies, as appropriate.  Show Me Ethanol will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to the beneficial owners.  The Company may engage an outside firm to solicit votes.  If such a firm is engaged subsequent to the date of this proxy statement, the cost is estimated to be less than $10,000, plus reasonable out-of-pocket expenses.

Votes Required for Approval of Proposals

The presence, in person or by proxy, of members entitled to cast a majority in interest of the votes entitled to be cast constitutes a quorum for the transaction of business at the annual meeting.  In other words, a quorum for the transaction of business at the annual meeting will exist if in person or by proxy there is present a majority of the aggregate Percentage Interests in the Company, reflective of all capital contributions, which may or may not be a majority of individual members or a majority of owned units.  Abstentions will be considered present for the purpose of determining the presence of a quorum.

Proposal 1: The vote of a plurality of the Percentage Interest of the Class A Units cast at the Annual Meeting (at which a quorum is present) is required for the election of the manager position.  For purposes of the election of the manager, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Proposal 2: The vote of more than 81% (a “Super Majority in Interest”) of the Percentage Interests held by all members entitled to vote at the Annual Meeting is required for the approval of the amendment to the definition of “Super Majority in Interest” in the Company’s Operating Agreement.  For purposes of the proposed amendment, because the Operating Agreement of the Company requires the affirmative approval of more than 81% of the existing Percentage Interests in the Company, abstentions will be counted as votes cast against the proposal.

Proposal 3: The affirmative vote of a majority of the Percentage Interest of all votes cast at the Annual Meeting is required for ratification of the independent registered public accounting firm.  For purposes of the vote on the ratification of the independent registered public accounting firm, abstentions will not be counted as votes cast and will have no affect on the result of the vote.

PROPOSAL 1 – ELECTION OF CLASS A MANAGER

The Class A Managers are divided into three classes, with one class standing for election at the annual meeting of managers each year, subject to elections being phased in for all three classes.  A manager elected by members shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor is elected and qualifies, subject however, to prior death, resignation, retirement, disqualification or removal from office.  One manager will be elected at this year’s Annual Meeting.  His/her term will expire upon the 2012 annual meeting.  The nominees for manager are set forth below.  The proxy holders intend to vote all proxies received by them in the accompanying form for David Durham unless otherwise specified by the member.  In the event that the nominee is unable or declines to serve as a manager at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Managers to fill the vacancy.  In the event that additional persons are nominated for election as managers, the proxy holders intend to vote all proxies received by them for the nominee listed below and against any other nominee.  Each nominee has agreed to serve as a manager if elected, and as of the date of this proxy statement the Board of Managers is not aware that any nominee is unable to serve as director.  The election to the Board of Managers of the nominees identified in the proxy statement will require a plurality of the Percentage Interests of members voting Class A Units at the Annual Meeting.

The Board of Managers unanimously recommends that Class A Members vote “FOR” David Durham.

The Operating Agreement provides that the number of Managers serving on the Board shall be no more than eleven (11) persons.  There are currently ten Managers.  One Manager may be appointed from outside the membership of the Company by the Managers elected by the Members.   Members vote as a class to elect/appoint ten (10) Managers.  The number, qualification, term of office and election of Managers is provided for in our Operating Agreement.  The actual number of Managers a class may elect/appoint depends on the percentage of total ownership the class represents in us.  The percentage of Managers that a class is entitled to elect/appoint of the 10 member elected/appointed managers shall be the same as the percentage of total ownership in us held by such Class, rounded to the nearest 10%.  For example, if a class represents 48% of the total ownership, that class may elect/appoint 5 directors.

Class A unit holders are currently entitled to elect seven Managers.  Ben Beetsma, David Durham, Roger Ehrich, George Famuliner III, Rob Korff, John Letzig and Robert Quinn were appointed as at the time of the formation of the Company as the Class A members.  Managers representing the Class A Units are divided into three classes and are elected by the vote of the holders of Class A Units.  In each of the following two years, two Class A Managers will stand for election.  Thereafter, each Class A Manager will serve a three-year term from the date elected.  At this time it has not been determined which Managers will stand for election as Managers in 2010, Managers in 2011 or stand as Managers in 2012.

Managers representing the B and C Units serve at the discretion of those unit holders.  Class B unit holders are currently entitled to designate two managers.  Currently, Mike Nordwald and Jim Edwards serve by designation by the Class B holders.  Class C unit holders are currently entitled to designate one manager.  The Class C unit holders designated Tom Kolb to serve as a Manager.  The Managers designated by the Class B and Class C holders shall serve as a manager until their death, resignation, retirement, disability, removal from office by the respective class or their successor is designated by the respective class.

Nominees

The following information as of May [26], 2008 is submitted concerning the nominees named for election to the Board of Managers:

Mr. David Durham, 56, has served as Chairman of the Board of Managers of Show Me Ethanol, LLC since 2006.  He farms soybeans, corn and wheat in Carroll and Ray counties, Missouri.  He received a B.S. in Animal Science from University of Missouri-Columbia.  He served on the United Soybean Board from 1995 until 2004, where he served as chairman of numerous committees in addition to being vice-chairman and chairman of the board.  While on the United Soybean Board, he was instrumental in the formation of the industry-wide Qualisoy and also served as chairman of this initiative.  Mr. Durham served on the Missouri Soybean Merchandising Council for 12 years and served as chairman, vice-chairman and secretary/treasurer.  He is active in his local church and township government, a member of the Carroll County Planning and Zoning Board and secretary of the Ray County Levee District #2.  Mr. Durham owns two (2) Class A Units and separately his wife owns two (2) Class A Units.

Mr. Donald R. Stoll, 65, is currently owner of Stoll’s Art Gallery & Studio and self-employed as a landlord/owner of commercial and farm real estate.  From January 1, 1999 until his retirement in January 30, 2009 he was an IT Project Manager at Sprint.  As a Project Manager, Mr. Stoll managed various projects to install and upgrade software applications and hardware within Sprint Data Centers and its network structure.  The projects he managed ranged in value from several hundred thousand to twenty-five million dollars.  From 1988 to 1996 Mr. Stoll worked for the Brunswick Group, a transportation turnaround group as a turnaround manager/consultant.  In his position as a turnaround manager/consultant he analyzed business and operation structures for various creditors and banks and managed troubled businesses through either a turnaround of the business or liquation, as appropriate.  Mr. Stoll owns four (4) Class A Units jointly with his wife.

The table below lists our current Managers and executive officers.  Brief biographies for each of the Managers (other than Mr. Durham) and executive officers are also included below.

Name	Age	Position with the Company
David L. Durham	56	Chairman of the Board

John W. Letzig	55	Manager and Vice Chairman

Michael G. Nordwald	46	Manager and Secretary

Robert J. Korff	38	Manager and Treasurer

Ben Beetsma	31	Manager

James A. Edwards	53	Manager

Roger W. Ehrich	49	Manager

George Famuliner III	53	Manager

Thomas G. Kolb	53	Manager

Robert Quinn	47	Manager

Dennis Alt	53	General Manager (principal executive officer)

Richard Hanson	50	Chief Financial Officer (principal financial officer)

During fiscal year 2008, the Board of Managers held twelve meetings.  No Manager attended less than 75% of the aggregate of the total number of meetings held by the Board of Managers and the committees on which he served.

Mr. Letzig graduated from Richmond High School in 1970 and from the University of Missouri-Columbia in 1975, with a B.S. in Agriculture.  He operated Letzig Farms and Letzig Seed Company until he leased them out in 2000.  He built and operated the Richmond Super 8 in 1998 and currently owns and operates the Richmond Shell Convenience Store, BP Amoco Convenience Store and the Spartan Car Wash.  He also is involved in commercial and residential property development.  He has served as president of Henrietta Crooked River Levee District since 1989 and director and treasurer of #5 Levee District since 1988.  He has been a board member of Missouri Soybean Association since 1996, serving as secretary for two terms and as president.  He received a Citation of Merit from University of Missouri and the Sam Walton Business Leader Award in 1999.  He served on the Governor’s Agriculture Advisory Council in 1999.

Mr. Nordwald graduated with a B.S. in Agricultural Economics for the University of Missouri-Columbia in 1983 and later completed his certification as a Certified Financial Planner.  Mr. Nordwald managed agricultural businesses for Cargill, Koch Industries and ConAgra Foods for 19 years prior to joining Ray Carroll more than six years ago.  All of the past positions included responsibility for operations, trading and business development.  He is responsible for identifying and working with resource providers and working with the Board of Managers and Management.

Mr. Korff is the fourth generation to be involved in the family farm in Norborne, Missouri, where they produce corn and soybeans.  He also has a retail seed business for Syngenta, representing Garst and NK branded products.  He attended Central Missouri State University before returning to the farm.  He served as chairman of the Missouri Farm Bureau’s Young Farmers and Ranchers State Committee, serving as the Advisory Board representative on the state Farm Bureau board of directors.  He has also been active in the Carroll County Farm Bureau and is in his sixth term as president.  He is a member of the Missouri Soybean Association and has attended the Soybean Institute leadership training course.  He serves on the Advisory Board for Farm Credit Services of Missouri and on Congressman Sam Graves’ agriculture advisory board.  He is a member of the Missouri Corn Growers Association, currently serving on the state board of directors.  He has completed the National Corn Growers Association leadership academy.

Mr. Beetsma graduated with a B.S. in Agricultural Economics from the University of Missouri-Columbia in 1999.  After graduation, he returned to the family farm where he currently farms with his father, brother and uncle.  Collectively, the family farms approximately 7,000 acres of corn, milo and soybeans in the Grand River bottoms of Livingston County, Missouri.  Along with the day-to-day farming operations, Mr. Beetsma is involved in the farm’s grain marketing and precision farming applications.  He is a past participant of the Missouri Soybean Association’s Soybean Institute and was a Young Farmer chairman for Livingston County Farm Bureau.  His farming operation is involved in several new-generation cooperatives, including an ethanol plant.

Mr. Edwards raises corn, soybeans, and wheat near Keytesville and also has a cow-calf operation.  He graduated from the University of Missouri-Columbia in 1976 with a B.S. in Animal Science.  He presently serves on the boards of the Brunswick-Dalton Drainage District as secretary-treasurer and the Ray-Carroll County Grain Growers, Inc.  Mr. Edwards has held leadership positions with the Keytesville Medical Clinic, Keytesvile R-III School board, Chariton County Fair Board, Chariton County Cattlemen, and Bowling Green Township Board.

Mr. Ehrich graduated with a B.S. in Agricultural Economics and Animal Science from University of Missouri-Columbia in 1981.  He has farmed full-time since then in Linn and Chariton Counties.  He operates about 2,000 acres, with 1,750 in corn and soybeans.  He also backgrounds and finishes 400 head of beef cattle each year.  Roger is a member of the Linn County Farm Bureau Board, and a committeeman on the Linn County Republican Central Committee.  He is also a member of the Missouri Corn Growers Association.

Mr. Famuliner was born and raised in Carroll County.  For nearly thirty years he has been a full-time farmer. He graduated from Carrollton High School and received a B.S. from the University of Missouri.  George has served on the following boards:  Carroll County Pork Producers, Carroll County Farm Bureau, Carroll County Extension, Riverside Levee Board, Sambo Slough Levee Board, Eugene Drainage Board, Missouri Corn Merchandising Council, Missouri Corn Growers Association, National Corn Development Foundation, Ray-Carroll County Grain Growers and Farmers Grain Terminal.

Mr. Kolb is a co-owner of Jefferson City Oil Company, Midland Oil Co., and Midland Transportation, family-owned fuel businesses with a long history of selling ethanol and biodiesel.  He graduated from Regis College in Denver in 1977 and worked for Ernst & Ernst for two years before returning to Jefferson City to work with the family business.  He serves as President of Missouri Petroleum Marketers Association, Treasurer of the Missouri Motor Carriers Association, Chairman of the Missouri Fuel Marketers Insurance Trust Fund and Trustee of the Missouri Petroleum Storage Tank Insurance Fund.

Mr. Quinn produces corn, soybeans, and wheat in Linn, Livingston, and Daviess counties, Missouri. He has served on the Livingston County Farm Bureau Board where he was membership, and Young Farmer chairman. Mr. Quinn is a past board member of the Livingston County 4-H and FFA Fair Board and the Chillicothe Young Farmers. He is a member of the Missouri Corn Growers and the Missouri Soybean Association.

GOVERNANCE AND COMMITTEES

Meetings of the Board shall take place at such time and such location as the Board shall determine.  Any Manager may call a meeting of the Board by providing seven days written notice to the other Managers.  No meeting may be held unless a majority of the Managers are able to participate in person, via telephone or other such similar means whereby all Managers can hear each other.

The Company had no independent member of the Board.  No current member of the Board of Managers, nor any individual nominated to the Board of Managers is related to any other Manager or executive officer of the Company.

Members can send written communications to the Board of Managers.  Such communication must be clearly addressed to the Board of Managers, and sent to the Company at the following address: Show Me Ethanol, LLC, P.O. Box 9, 26530 E. Hwy 24, Carrollton, MO 64633.

The Company has an Audit Committee to provide oversight of its accounting and auditing functions.  The Audit Committee is comprised of Mr. Robert Korff, Ben Beetsma and Tom Kolb.  No individual serving on the Audit Committee is an audit committee financial expert.  The Audit Committee does not have an audit committee financial expert because no member of the Board of Managers qualifies as an audit committee financial expert.  At the time the Company was formed and the Board of Managers was named it was not anticipated that the Company would require such expertise.  The Audit Committee does not have a charter.

The Company has a Risk Management Committee to provide oversight of corn procurement and ethanol sales conducted by the General Manager.  The Risk Management Committee is comprised of David Durham, Roger Ehrich, Tom Kolb and Robert Quinn.  The Risk Management Committee does not have a charter.

The Company does not have a compensation committee nor a compensation committee charter.  Instead the entire Board of Managers performs this functions as needed in executive session, outside the presence of the executive officers of the Company.  The Board believes that a standing committee is not needed for compensation because of the relatively limited compensation options of the Company compared to other public companies.  Due to restrictions in the Company’s Operating Agreement, incentive based equity awards are not permitted and so the Board does not believe the amount of work would merit the formation of a separate committee.  All employees at this time are at-will, without any employment contracts, retention agreements or equity options.  The Company does not engage or receive input from any outside consultants regarding compensation matters.

The Company has a Nominating Committee consisting of John Letzig, Roger Ehrich and George Famuliner III.  This year the Nominating Committee nominated David Durham.  The Nominating Committee has not adopted a comprehensive policy regarding nominations because this year is the first year in which an election of Managers is held and such procedures were not previously relevant.  The Nominating Committee anticipates that in future years the policy regarding nominations will follow the procedures used this year, namely the Nominating Committee will discuss possible candidates and by vote of the Committee shall nominate one person.  The Nominating Committee, in conjunction with the entire Board will solicit nominations from each member of the Company.  The Company only requires that candidates be willing to serve and to answer the questions necessary for a complete and accurate description of such nominees qualifications in light of our securities disclosure obligations.  The Nominating Committee intends to solicit Manager nominations by mail in advance of next year’s annual meeting, similar to this year’s nomination process.  The Nominating Committee does not have a charter.

MANAGER COMPENSATION

While no Manager is entitled to compensation for their service or reimbursement of any general overhead expenses incurred as a result of their service as a manager, each Manager is entitled to receive reimbursement from us for all reasonable out-of-pocket expenses incurred on our behalf, including, but not limited to, expenses related to attending duly held meetings.  In addition, Managers are entitled to receive $100 per diem for each meeting of the Managers and the Chairman and Vice Chairman are entitled to receive $150 per diem for each meeting of the Managers.  If a Manager performs professional, legal, accounting, management or engineering services for us and such services have been  based on arms-length negotiation or have been approved by a majority of the interests voting together as a single group based on each members then current capital contribution, such Manager is entitled receive compensation for such services.

The Company did not and still does not have any form of stock awards, option awards, bonus awards, non-equity incentive plan compensation or non-qualified deferred compensation of any kind.

The following table sets forth a summary of the compensation we paid to our Managers in 2008.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
David L. Durham	1,511	-	1,511
John W. Letzig	1,266	-	1,266
Michael G. Nordwald	1,198	-	1,198
Robert J. Korff	893	-	893
Ben Beetsma	681	-	681
James A. Edwards	1,071	-	1,071
Roger W. Ehrich	1,187	-	1,187
Robert Quinn	1,242	-	1,242
Tom Kolb	1,824	-	1824
George Famuliner III	677	-	677

MANAGEMENT

Chief Principal Officer and General Manager

Dennis M. Alt, 53, has served as Chief Restructuring Officer and General Manager of the Company since November of 2008  He holds a B.S. in Agricultural Economics and a Juris Doctorate degree from the University of Missouri at Columbia.  He has had extensive experience in finance and business restructuring.  He also currently serves as Chief Restructuring Officer of Prairie Pride, Inc., a Missouri based producer of Biodiesel.  He has no employment contract with the Company, no ownership of Company equity securities nor any options or other benefits to acquire Company equity securities.

Chief Financial Officer

Richard Hanson, 50, was appointed, Chief Financial Officer of Show Me Ethanol as of April 22, 2009.  Prior to employment with the Company, Mr. Hanson was Corporate Controller for FCStone Group, Inc. since August 2007 and from January 2002 until August 2007 Mr. Hanson was a Division Controller for FCStone, LLC.  He is a Certified Public Accountant.  Mr. Hanson had no prior business relationship or affiliation with the Company or any executive officer or director of the Company prior to his employment with the Company.  Mr. Hanson is an at-will employee of the Company with an annual salary of $110,000.  He has no employment contract with the Company, no ownership of Company equity securities nor any options or other benefits to acquire Company equity securities.

Former Executive Officers Serving in 2008

Gregory E. Thomas was General Manager and Principal Executive Officer of the Company from August 13, 2007 until November 24, 2008.  On November 24, 2008 the Company hired Dennis M. Alt as the Chief Restructuring Officer and General Manager of the Company.  Mr. Thomas’ was paid an annual salary as an at-will employee of $110,000.

Michael Council served as Chief Financial Officer from December 3, 2007 until April 30, 2009.  Mr Council was paid an annual salary as an at-will employee of $75,000.

The Company did not and still does not have any form of stock awards, option awards, bonus awards, non-equity incentive plan compensation or non-qualified deferred compensation of any kind.

Section 16(a) Beneficial Ownership Reporting Compliance

[To date, no director or officer has filed a Form 3 or any other Section 16 report.]

Code of Ethics

The Code of Ethics covering the Principle Executive Officer and Chief Financial Officer as well as all other employees is being formulated.  The Code of Ethics has not been created at this time due to the limited attention management can give to the matter at this time.  The Company intends to implement a written Code of Ethics in fiscal 2009.

PROPOSAL 2 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S OPERATING AGREEMENT TO AMEND THE DEFINITION OF “SUPER MAJORITY IN INTEREST”

The Board of Managers recommends that the Company’s Operating Agreement be amended to modify the definition of “Super Majority in Interest.”  As set forth in the Operating Agreement of the Company, the term “Super Majority in Interest” is currently defined as “any individual Member or a group of Members holding an aggregate of more that 81% of the Percentage Interest held by all Members or in the case of Managers, Managers holding at least 9 votes.”

The Board of Managers recommends that Operating Agreement of the Company be amended and the definition of Super Majority in Interest be modified to read as follows: “any individual Member or a group of Members holding an aggregate of more that 70% of the Percentage Interest held by all Members or in the case of Managers, Managers holding at least 8 votes.”

Rationale of the Board

The Company believes that it is in the best interest of the Members to amend the definition of Super Majority in Interest and reduce the votes required to undertake certain transactions from over 81% of the Percentage Interests to over 70% of the Percentage Interests.  Reducing this percentage will make it more likely the Company will be able to pursue certain transactions and will provide the Board of Managers more flexibility to conduct the business of the Company.  Such a change will also prevent any holder of more than 19% of the Percentage Interests from blocking any proposed action of the Company.

The Company also believes that 81% is an unusually high percentage for a company of this size.  Such a high threshold for approval is customary for closely-held businesses (i.e., small family owned business or multi-generational family farms).  Furthermore, because each non-vote counts as a vote against the proposal, soliciting votes from the holders of greater than 81% of the Percentage Interest of the Company is time consuming and costly to the Company.

The Board also believes that the reduction in the number of Managers required to approve a transaction, from 9 to 8, is in the best interests of the Company for the reasons discussed above, specifically that it will prevent any one Member, who has the ability to appoint 2 directors to the Board, from voting against and blocking a transaction that would otherwise be approved by all of the other Managers of the Company.

Effect on Certain Transactions

The change in the definition of Super Majority in Interest will make it easier for the Company to take the following actions:

•               conduct a capital call;

•               amend the Articles of Organization of the Company;

•               sell, exchange, lease or otherwise dispose of all or substantially all of the Property in a single transaction or a series of related transactions;

•               terminate, dissolve or wind-up the Company;

•               (1) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of the Company or of all or a substantial part of the assets of the Company, (2) admit in writing the Company’s inability to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) have an order for relief entered against the Company under applicable federal bankruptcy law, or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law or any answer admitting the material allegations of a petition filed against the Company in any bankruptcy, reorganization or insolvency proceeding;

•               commingle the Company’s funds with those of any other Person;

•               permit voluntary additional Capital Contributions by existing Members.

•               approve a merger or consolidation of the Company with or into another Person or the acquisition by the Company of another business (either by asset, stock or interest purchase) or any equity of another entity;

•               change the status of the Company from one in which management is vested in the Managers to one in which management is vested in the Members;

•               authorize any transaction, agreement or action on behalf of the Company that is unrelated to its purpose as set forth in the Articles, that otherwise contravenes this Agreement or that is not within the usual course of the business of the Company;

•               recapitalize the Company;

•               determine, modify, compromise or release the amount and character of the contributions which a Member shall make, or shall promise to make, as the consideration for the issuance of an Interest; or

•               amend the Operating Agreement.

Vote Required for Approval

Section 11.4 of the Operating Agreement requires that unless otherwise provided in the Operating Agreement, the approval of a Super Majority in Interest is required to amend the Operating Agreement.   Therefore, in order to amend the Operating Agreement of the Company to change the definition of Super Majority in Interest, approval of holders of greater than 81% of the Percentage Interest must vote in favor of Proposal 2, either in person at the Annual Meeting or by proxy.  An abstention on this Proposal is not an affirmative vote and therefore will have the same effect as a vote against this Proposal.  It is critically important that you vote your shares either in person at the Annual Meeting or by proxy.

PROPOSAL 2 – PROPOSED AMENDMENT TO THE DEFINITION OF “SUPER MAJORITY IN INTEREST” IN THE COMPANY’S OPERATING AGREEMENT

The Board unanimously recommends that the stockholders vote “FOR” the approval of the Amendment to the Operating Agreement of the Company.

SECURITIES OWNERSHIP

Beneficial Ownership of Common Stock by Directors, Management and Large Securityholders

The following tables set forth certain information known to Show Me Ethanol with respect to the beneficial ownership of its membership units as of May [26], 2009 by (i) each person owning beneficially more than 5% of any class of the Company’s outstanding membership units, (ii) each director, (iii) the Executive Officers, and (iv) all directors and executive officers as a group.  Unless otherwise indicated in the footnotes to the table, the persons named below have, to the knowledge of Show Me Ethanol, sole voting and investment power with respect to the units beneficially owned, subject to community property laws where applicable.

The mailing address of each manager and executive officer named in the table below is P. O. Box 9, 26530 Highway 24 East, Carrollton, Missouri 64633.

Name	Number of Class A Units		Percent of Class A Units	Number of Class B Units	Number of Class C Units	Percentage Interest
Managers and Executive Officers:
David Durham	4	(1)	*	0	0	[___]
John Letzig	3		*	0	0	[___]
Michael Nordwald	6		*	0	0	[___]
Rob Korff	4		*	0	0	[___]
Ben Beetsma	2		*	0	0	[___]
Jim Edwards	6	(2)	*	0	0	[___]
Roger Ehrich	4	(1)	*	0	0	[___]
George Famuliner III	16		1.1%	0	0	[___]
Tom Kolb(3)	16		1.1%	0	0	[___]
Robert Quinn	6	(2)	*	0	0	[___]
Dennis Alt	0		-	0	0	-
Richard Hanson	0		-	0	0	-
All managers and executive officers as a group (12 persons)	67		4.6%
Ray-Carroll County Grain Growers, Inc. (4)	0		-	422	0	[___]
Central Missouri Biofuels LLC (5)	0		-	0	213	[___]

* Represents less than 1%

(1)  Includes two units held by spouse.

(2)  Includes three units held by spouse.

(3)  Held in the name of Kolb Brothers Biofuels, LLC.

(4)  Principal office located at 807 West Main, Richmond, Missouri 64085.

(5)  Principal office located at 807 Southwest Boulevard, Jefferson City, Missouri 65109.

Securities authorized for issuance under equity compensation plans

None.

Change in Control

We are not aware of any arrangement that could result in a change in control of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee engages the independent auditors, reviews with the independent auditors the plans and results of any audits, reviews other professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees and reviews with management management’s evaluation of Show Me Ethanol’s internal control structure.  The Audit Committee is composed of three managers.

The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for fiscal 2008.  In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors’ independence from Show Me Ethanol, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”  These disclosures have been reviewed by the Audit Committee and discussed with the independent auditors.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Managers that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2008 for filing with the Securities and Exchange Commission.

Audit Committee

Robert Korff Ben Beetsma Tom Kolb

Notwithstanding anything to the contrary set forth in any of Show Me Ethanol’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and Compensation Committee Report shall not be incorporated by reference into any such filings.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PARTIES; RELATED PARTY TRANSACTIONS

The Company has adopted a written policy that addresses the review, approval or ratification of any transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, between the Company and any related party, in which the aggregate amount involved is reasonably expected to exceed $120,000 in any calendar year. Under the policy, a related party of the Company includes:

•	Any executive officer, or any manager or nominee for election as a manager;

•	Any person who owns more than 5% of the Company’s voting securities;

•	Any immediate family member of any of the foregoing; or

•	Any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% beneficial ownership interest.

Under the policy, the Board reviews the material facts of any related party transaction and approves it prior to its occurrence.  If advance approval is not feasible, then the Board will either ratify the transaction at its next regularly scheduled meeting or the transaction will be rescinded.  In making its determination to approve or ratify any related party transaction, the Board may consider such factors as (i) the extent of the related party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the transaction are no less favorable than terms generally available to Company in unaffiliated transactions under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the transaction.

No manager may engage in any Board discussion or approval of any related party transaction in which he or she is a related party; but that director is required to provide the Board with all material information reasonably requested concerning the transaction.

Certain costs related to the organization and operation of the Company during the start-up phase were initially paid by Ray-Carroll, the holder of all Class B membership units issued by the Company.  The Company paid Ray-Carroll $335,067 of costs incurred on behalf of the Company from inception through December 31, 2007, of which $230,021 was paid from inception through December 31, 2006.  That agreement ended September 30, 2007.

On April 30, 2007 the Company entered into an agreement of right of first purchase and right of first refusal with Ray-Carroll (the “buy-sell agreement”).  Pursuant to the buy-sell agreement, the Company has granted a right of first purchase and a right of first refusal to purchase all or any part of the property comprising the ethanol plant.  In exchange, Ray Carroll has granted the Company a right of first purchase and a right of first refusal to purchase all or any part of certain grain elevator property.  The buy-sell agreement’s term is through April 30, 2027.

In 2006, the Company has entered into an agreement with Ray-Carroll, to perform management, administrative, accounting, clerical and other services such as project management and operations management.  Effective October 1, 2007, the agreement was terminated.  The agreement had a fee schedule attached, listing the per hour cost for each service.  The Company incurred total expenses related to this service agreement of $127,665 during the year ended December 31, 2007.

The Company has a grain supply agreement with Ray-Carroll.  Under the agreement, the Company agrees to purchase all corn needed to operate the Ethanol Plant, up to twenty-two million bushels of corn per year.  The agreement utilizes pass-through pricing plus a mark-up that results in Ray-Carroll achieving a specific mark-up for its handling and services.  The base mark-up is $0.116 per bushel and increases 3% per year as of each anniversary date of the contract.  The contract was entered into as of March 1, 2006, therefore the mark-up will increase as of March 1 of each year thereafter.  As of March 1, 2009, the mark-up was $0.1267 per bushel.  Corn costs included in cost of sales related to the agreement for the year ended December 31, 2008 were approximately $52,042,000.

The Company sells all of its distillers’ grains through a marketing agreement with Ray-Carroll that has a three year initial term and began May 22, 2008.  Ray-Carroll arranges for the sale of the product between the Company and the ultimate user.  Ray-Carroll does not take possession or title to the distillers’ grains that it markets.  The price of the distillers’ grains sold is based on spot prices and Ray-Carroll is paid 2.5% to 4.5% of the net price of the distiller grains, depending on type; however, the fee will not be less than $1 per ton.  For the quarter ended March 31, 2009 the total value of the distillers’ grains sold through the marketing efforts of Ray-Carroll was $3.9 million.  The total value of the distillers’ grain sold through the marketing agreement with Ray-Carroll for fiscal 2008 was $10.8 million.

On March 31, 2009, the Company closed a transaction with Ray-Carroll to convert forward purchase contracts totaling 4.9 million bushels for delivery through May, 2009 at a total price of $15.5 million for a promissory note in the amount of $12 million due March 31, 2014, $1.5 million in cash and a $2.0 million equity contribution.  The conversion agreement that affected the transaction was filed with the Securities and Exchange Commission on Form 8-K dated April 6, 2009.

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the accounting firm of BKD, LLP to audit Show Me Ethanol’s financial statements for, and otherwise act as Show Me Ethanol’s independent registered public accounting firm with respect to, the year ending December 31, 2009.  The Audit Committee’s selection of BKD, LLP for the current fiscal year is being presented to members for ratification at the annual meeting.  To Show Me Ethanol’s knowledge, neither BKD, LLP nor any of its partners has any direct financial interest or any material indirect financial interest in Show Me Ethanol, or acted since the inception of Show Me Ethanol in the capacity of a promoter, underwriter, manager, officer or employee of Show Me Ethanol. A representative of BKD, LLP, our auditor for fiscal year 2008 and our anticipated auditor for 2009, is not expected to be present at the annual meeting.  Due to BKD, LLP’s anticipated absence from the annual meeting it is not expected that BKD, LLP will be available to answer questions and if BKD, LLP does attend the annual meeting they will not be given an opportunity to make a statement.

The ratification of BKD, LLP as the independent registered public accounting firm will require the affirmative vote of a majority of the Percentage Interest of all votes cast at the Annual Meeting.

The Board of Directors recommends that the stockholders vote “FOR” ratifying the selection of
BKD, LLP as the independent registered public accounting firm.

Principal Accounting Firm Fees

In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with BKD, LLP which set forth the terms by which BKD, LLP will perform audit services for the Company.

For the fiscal year ended December 31, 2008 by BKD, LLP and for the fiscal year ended December 31, 2007 by Eide Bailly LLP, Show Me Ethanol, LLC was billed for fees as follows:

	2008	2007
Audit Fees	$182,494	$43,467
Audit-Related Fees	5,915	—
Tax Fees	16,000	—
All Other Fees	—	—
Total Fees	$204,409	$43,467

•	Audit Fees. This category includes the fees and out-of-pocket expenses for the audit of the Company’s annual financial statements and review of the Company’s quarterly reports.

•
Audit-Related Fees. This category consists of fees for assurance and related services reasonably related to the performance of the audit or the review of the Company’s financial statements, not otherwise reported under Audit Fees.

•	Tax Fees. This category consists of fees for tax compliance, tax advice and tax planning.

•	All Other Fees. This category consists of fees for other non-audit services.

On March 26, 2008, Show Me Ethanol dismissed Eide Bailly LLP as the Company’s independent registered public accounting firm.  Eide Bailly LLP had previously been engaged as the principal accountant to audit the Company’s financial statements.

The Company engaged BKD, LLP as its new independent auditors, effective as of March 26, 2008, to audit the Company’s financial statements for the years ended December 31, 2008 and to perform procedures related to the financial statements included in the Company’s filings with the Securities and Exchange Commission.

The decision to dismiss Eide Bailly LLP and engage BKD, LLP was recommended by the Audit Committee and approved by the Board of Managers on March 26, 2008.

The reports of Eide Bailly LLP on the Company’s financial statements for the period from January 24, 2006 (Inception) to December 31, 2006 and the year ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope, or accounting principles.

During the Company’s engagement of Eide Bailly LLP through March 26, 2008, the date of dismissal, there were no disagreements with Eide Bailly LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Eide Bailly LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.  There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K during the Company’s engagement of Eide Bailly LLP through March 26, 2008, the date of dismissal.

The Company has made the contents of this section of the proxy statement available to Eide Bailly LLP and BKD, LLP and requested both to furnish comments if either disagrees with, or wishes to clarify the Company’s expression of its views.  Eide Bailly LLP and BKD, LLP have declined the offer to submit comments.

Other than in connection with the engagement of BKD, LLP by the Company, during the Company’s engagement of Eide Bailly LLP the Company did not consult BKD, LLP regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or the related instructions thereto or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.

The Board pre-approves all audit and non-audit services performed by the Company’s independent auditor to assure that the provision of such services does not impair the auditor’s independence.  The Board will not authorize the independent auditor to perform any non-audit service which independent auditors are prohibited from performing under the rules and regulations of the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008, which contains audited financial statements and financial statement schedules, is being provided to members along with this proxy statement.

The Annual Report on Form 10-K includes a list of all exhibits thereto. The Company will furnish written copies of such exhibits upon written request therefor and payment of the Company’s reasonable expenses in furnishing such exhibits.

OTHER BUSINESS

The Board of Managers knows of no other matters which may be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their discretion.

MEMBER PROPOSALS OR NOMINATIONS – 2010 ANNUAL MEETING

Proposals of members intended to be presented at the next annual meeting must be received by us at our offices at P.O. Box 9, 25630 E. Hwy 24, Carrollton, MO 64633, no later than January 31, 2010, a date not less than one hundred twenty (120) days prior to the one year anniversary of our initial mailings to members of this proxy statement.  Any member proposals must satisfy the conditions established by the SEC for inclusion in our proxy materials.

The Company will mail nomination forms to members in the Spring of 2010 for the nomination of Mangers for election at the 2010 annual meeting.

You may contact the Company’s General Manager at the Company’s principal executive offices regarding the requirements for making member proposals and nominating manager candidates.

ANNUAL REPORT TO MEMBERS

Our 2008 Annual Report on Form 10-K/A, including financial statements for the fiscal year ended December 31, 2008, is being mailed to members concurrently with this proxy statement.  The Annual Report, however, is not part of the proxy solicitation material.  A copy of our Annual Report on Form 10-K/A filed with the SEC may be obtained free of charge by writing to Show Me Ethanol, LLC, P.O. Box 9, 26530 E. Hwy 24, Carrollton, MO 64633, or by accessing the Company’s website (www.showmeethanolllc.com).

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David Durham
David Durham
Chairman of the Board

Carrollton, Missouri
May [26], 2009

SHOW ME ETHANOL, LLC
P.O. BOX 9, 26530 E. HWY 24
CARROLLTON, MO 64633

VOTE BY MAIL:
Mark, sign and date your proxy card and return it in the
postage-paid envelope we have provided or return it to:
Show Me Ethanol, LLC, P.O. Box 9, 26530 E. Hwy 24,
Carrollton, MO 64633

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHOW ME ETHANOL, LLC

The Board recommends a vote FOR the nominee
identified below and FOR the listed proposals.

Vote on Director				Vote on Proposals
		For	Against			For	Against	Abstain
ITEM 1.	TO ELECT AS DIRECTOR ONE OF THE NOMINEES LISTED BELOW.			ITEM 2.	APPROVAL OF A PROPOSED AMENDMENT TO THE OPERATING AGREEMENT OF THE COMPANY TO MODIFY THE DEFINITION OF “SUPER MAJORITY IN INTEREST.”	☐	☐	☐

Nominees:	01) David Durham	☐	☐

	02) Donald Stoll	☐	☐

				ITEM 3.	RATIFICATION OF THE SELECTION OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign and date this Proxy below and return in the enclosed envelope. Please sign in the name you hold the securities. If the securities are registered in two names, both stockholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date